IMPORTANT SHAREHOLDER UPDATE
Principal Global Diversified Income Fund

URGENT PROXY VOTING REQUEST
Dear Shareholder:
We recently mailed you proxy materials regarding the Special Meeting of Shareholders for the Principal Global Diversified Income Fund to be held on June 28, 2016. These materials describe the proposals and ask for your vote on these important issues. Our records indicate that we have not received your vote. We encourage you to vote as soon as possible so we can obtain a sufficient number of votes to hold the meeting.

Voting is quick and easy. Please vote now using one of these methods	▶	1. Call 1-855-600-4535 to Speak with a Live Agent and Vote
For you convenience, you may call our toll free number Monday through Friday (9 A.M. to 6 P.M. EST) to speak with a live agent who can assist in registering your vote.
2. Vote By Internet
Please visit the website noted on the enclosed proxy voting card and follow the online instructions.
3. Vote by Mail
Please mail your signed proxy voting card(s) in the postage-paid envelope.
4. Vote by Touch-Tone Phone
Please call the toll-free number printed on the enclosed proxy voting card and follow the recorded instructions. The service is available 7 days a week, 24 hours a day.

PLEASE VOTE YOUR PROXY NOW

The Board of Directors recommends that you vote “FOR” on all of the proposals.
If you have already voted, thank you for your response. If you have any further questions, please contact our Proxy Solicitor, Boston Financial Data Services, toll free at 1-855-600-4535. We appreciate your immediate attention. Thank you.